File Number: 57532-0012

Web site: www.langmichener.com

Exhibit 5.1

October 8, 2008

The Board of Directors
Naturally Advanced Technologies Inc.
1008 Homer Street- Suite 402
Vancouver, British Columbia V6B 2X1

Attention:       Mr. Kenneth Barker, Chief Executive Officer

Dear Sirs:

Naturally Advanced Technologies Inc. (the "Company")
2008 Fixed Share Option Plan

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 6,058,766 shares of the Company's common stock (the "Shares") reserved for issuance with respect to the exercise of stock options (the "Options") that have been subsumed, granted or may be granted pursuant to and in accordance with the Company's 2008 Fixed Share Option Plan (the "Plan").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Articles of the Company, as in effect as of the date hereof; (c) certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plan and various Options subsumed or granted pursuant to the Plan; (d) the Plan; (e) such statutes, records and other documents as we have deemed relevant; and (f) a certificate of good standing for the Company issued by the Registrar of Companies of the Province of British Columbia.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold upon exercise of Options, provided that:

(a)        such Options are granted in accordance with the terms and conditions of the Plan; and

(b)        the holders of the Options perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the Options, including the payment of the applicable Option exercise price.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)        The foregoing opinion is limited to the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act (the "BC Business Corporations Act"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

(b)        We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)        We have assumed that (i) each Option subsumed, granted or to be granted pursuant to the Plan has been or will be duly authorized by the board of directors of the Company in accordance with the Articles of the Company, the BC Business Corporations Act and the Plan, and (ii) each agreement governing an Option under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d)        The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia as the same exist on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(e)        We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of Options, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the Registrar of Companies of the Province of British Columbia.

(f)        We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any Option under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

"Lang Michener LLP"